Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion in the Prospectus constituting a part of this Amendment No. 4 to Registration Statement on Form S-4 of our report dated March 31, 2020 relating to the financial statements of Ritter Pharmaceuticals, Inc. as of and for the years ended December 31, 2019 and 2018 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), and to the reference to us under the caption “Experts,” which is contained in the Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

April 6, 2020